Exhibit 99.01

Strayer Education, Inc. Reports Record
Fourth Quarter and Full Year 2009 Revenues and Earnings and
Record Winter Term 2010 Enrollments

Strayer Fourth Quarter Revenues Up 29%

Strayer Fourth Quarter Diluted EPS $2.32, up 36%

Strayer Full Year Diluted EPS $7.60, up 34%

Strayer Winter 2010 Total Enrollments Up 21%/New Students Up 16%

ARLINGTON, Va.--(BUSINESS WIRE)--February 11, 2010--Strayer Education, Inc. (Nasdaq:STRA) today announced financial results for the three months and year ended December 31, 2009. Financial highlights are as follows:

Three Months Ended December 31

  Revenues for the three months ended December 31, 2009 increased 29% to $147.2 million, compared to $114.3 million for the same period in 2008, due to increased enrollment and a 5% tuition increase which commenced in January 2009.
  Income from operations was $52.4 million compared to $39.4 million for the same period in 2008, an increase of 33%. Operating income margin was 35.6% compared to 34.5% in 2008.
  Net income was $31.9 million compared to $24.2 million for the same period in 2008, an increase of 32%. Diluted earnings per share was $2.32 compared to $1.71 for the same period in 2008, an increase of 36%. Diluted weighted average shares outstanding decreased to 13,751,000 from 14,143,000 for the same period in 2008.

Year Ended December 31

  Revenues for the year ended December 31, 2009 increased 29% to $512.0 million, compared to $396.3 million for the same period in 2008, due to increased enrollment and a 5% tuition increase effective for 2009.
  Income from operations was $172.4 million compared to $126.9 million for the same period in 2008, an increase of 36%. Operating income margin was 33.7% compared to 32.0% in 2008.
  Net income was $105.1 million compared to $80.8 million in 2008, an increase of 30%. Diluted earnings per share was $7.60 compared to $5.67 in 2008, an increase of 34%. Diluted weighted average shares outstanding decreased to 13,825,000 from 14,242,000 in 2008.

“We are pleased with both our fourth quarter and year-end financial results,” said Robert S. Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. “We had a successful start to 2010 with the opening of new campuses in Lawrenceville and New Brunswick, New Jersey and in Little Rock, Arkansas. We look forward to our four new campus openings for the 2010 spring term: two in Miami, Florida; one in New Orleans, Louisiana; and one in Austin, Texas.”

Balance Sheet and Cash Flow

At December 31, 2009, the Company had cash, cash equivalents and marketable securities of $116.5 million and no debt. The Company generated $141.8 million in cash from operating activities in 2009 compared to $88.6 million in 2008. The Company’s cash flow from operations for the year ended December 31, 2009 was favorably affected by the timing of tax benefits related to the vesting of restricted stock in the fourth quarter of 2008. Capital expenditures in 2009 were $30.4 million compared to $20.7 million in 2008.

During the fourth quarter of 2009, the Company invested $10.0 million to repurchase 51,200 shares of stock at an average price of $195.38 per share as part of a previously announced stock repurchase authorization. During the year ended December 31, 2009, the Company invested $80.1 million to repurchase approximately 452,000 shares of common stock at an average price of $177.34 per share. During the year ended December 31, 2009, the Company paid regular, quarterly dividends of $31.6 million. The Company also received $6.0 million upon the exercise of 60,417 stock options.

For the fourth quarter of 2009, bad debt expense as a percentage of revenues was 4.3% compared to 3.8% for the same period in 2008. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 14 days at the end of the fourth quarter of 2009, unchanged from 2008.

Student Enrollment

Total enrollment at Strayer University for the 2010 winter term increased 21% to 55,106 students compared to 45,697 students for the same term in 2009. Across the Strayer University campus network, new student enrollments increased 16% and continuing student enrollments increased 22%. Global (out of area) online students increased 39%, while students taking 100% of their classes online (including campus based students) increased 19%. The total number of students taking any courses online (including students at brick and mortar campuses taking at least one online course) in the 2010 winter term increased 20% to 39,448.

Student Enrollment

	Winter 2009	Winter 2010	% Change
Campus Based Students:
New Campuses (29 in operation 3 or less years)
Classroom Students	1,778	4,079	129%
Online Students	2,720	4,549	67%
Total New Campus Based Students	4,498	8,628	92%

Mature Campuses (45 in operation more than 3 years)
Classroom Students	16,097	17,905	11%
Online Students	20,962	22,810	9%
Total Mature Campus Based Students	37,059	40,715	10%
Total Campus Based Students	41,557	49,343	19%
Global Online Students	4,140	5,763	39%
Total University Enrollment	45,697	55,106	21%

Total Students Taking 100% Courses Online	27,822	33,122	19%
Total Students Taking At Least 1 Course Online	32,771	39,448	20%

New Campus Openings

The Company announced today that it will open four new campuses for the 2010 spring term, two of which are in new markets. The four new campuses are located in New Orleans, Louisiana; Austin, Texas; and two in Miami, Florida, representing the Company’s second and third campuses in the Greater Miami area. Including the three new campuses successfully opened for the 2010 winter term in Lawrenceville and New Brunswick, New Jersey and in Little Rock, Arkansas, the Company has now opened seven of the 13 new campuses planned for 2010.

Quarterly Cash Dividends

The Company announced today that its Board of Directors has declared its regular, quarterly cash dividend of $0.75 per share. This dividend will be paid on March 10, 2010 to shareholders of record as of February 25, 2010.

Stock-Based Compensation Activity

In February 2010, the Company’s Board of Directors approved grants of approximately 26,200 shares of restricted stock to certain employees pursuant to the Company’s existing annual equity compensation plan. The Company’s stock price closed at $206.39 on the date of these restricted stock grants, all of which vest on February 9, 2013.

Shares and Options Outstanding

At December 31, 2009, the Company had 13,957,596 common shares issued and outstanding and 106,667 stock options outstanding with a weighted average exercise price of $104.81 and a remaining weighted average contractual life of 2 years.

Business Outlook

Based on the strong enrollment growth announced for the 2010 winter term and the planned investments in opening new campuses, the Company estimates first quarter 2010 diluted EPS will be in the range of $2.56 to $2.58.

2010 Annual Meeting of Stockholders

The Company announced today that its 2010 Annual Meeting of Stockholders will take place on Tuesday, April 27, 2010 at Strayer Education’s offices located at 2303 Dulles Station Blvd., Herndon, Virginia 20171. The record date for this annual meeting will be Thursday, February 25, 2010.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2009 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 874-1589 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 5846979) starting at 1:00 p.m. (ET) today and will be available through Thursday, February 18, 2010, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable and convenient for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health care, public administration, and criminal justice to approximately 55,000 working adult students at 78 campuses in 18 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	(unaudited)
	2008	2009	2008	2009

Revenues	$114,281	$147,201	$396,275	$511,961
Costs and expenses:
Instruction and educational support	35,737	46,477	130,836	166,604
Marketing and admissions	21,353	26,041	76,162	93,336
General and administration	17,756	22,279	62,426	79,667
Income from operations	39,435	52,404	126,851	172,354
Investment and other income	801	255	4,527	1,408
Income before income taxes	40,236	52,659	131,378	173,762
Provision for income taxes	16,034	20,800	50,570	68,684
Net income	$24,202	$31,859	$80,808	$105,078
Net income per share:
Basic	$1.73	$2.34	$5.77	$7.67
Diluted	$1.71	$2.32	$5.67	$7.60
Weighted average shares outstanding:
Basic	13,953	13,630	14,015	13,703
Diluted	14,143	13,751	14,242	13,825
Common dividends per share (paid):
Regular	$0.50	$0.75	$1.63	$2.25
Special	-	-	$2.00	-

The table below sets forth the amount of stock-based compensation expense recorded in each of the expense line items.

	For the three months ended December 31,		For the year ended December 31,
	(unaudited)
	2008	2009	2008	2009
Instruction and educational support	$263	$460	$1,218	$1,774
Marketing and admissions	215	30	867	127
General and administration	1,847	2,406	9,042	9,053
Total stock-based compensation expense	$2,325	$2,896	$11,127	$10,954

STRAYER EDUCATION, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share data)
	December 31, 2008	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$56,379	$63,958
Marketable securities available for sale, at fair value	50,952	52,558
Tuition receivable, net of allowances for doubtful accounts of $4,776 and $6,175 in 2008 and 2009, respectively	131,458	165,142
Income taxes receivable	3,534	-
Other current assets	7,175	8,317
Total current assets	249,498	289,975
Property and equipment, net	66,304	84,675
Deferred income taxes	7,799	9,316
Restricted cash	500	500
Other assets	462	1,339
Total assets	$324,563	$385,805

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,099	$21,261
Accrued expenses	4,567	7,794
Income taxes payable	-	5,100
Unearned tuition	114,872	149,804
Other current liabilities	281	281
Total current liabilities	136,819	184,240
Long-term liabilities	11,663	11,745
Total liabilities	148,482	195,985
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 14,089,189 and 13,957,596 shares issued and outstanding as of December 31, 2008 and 2009, respectively	141	140
Additional paid-in capital	17,185	1,157
Retained earnings	158,834	188,218
Accumulated other comprehensive (loss) income	(79)	305
Total stockholders’ equity	176,081	189,820
Total liabilities and stockholders’ equity	$324,563	$385,805

STRAYER EDUCATION, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)

	For the year ended December 31,
	2008	2009
Cash flows from operating activities:
Net income	$80,808	$105,078
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	-	248
Amortization of gain on sale of assets	(281)	(281)
Amortization of deferred rent	(525)	(108)
Gain on sale of marketable securities	(785)	-
Depreciation and amortization	10,761	13,937
Deferred income taxes	226	(2,564)
Stock-based compensation	10,561	10,954
Changes in assets and liabilities:
Tuition receivable, net	(30,807)	(33,684)
Other current assets	(2,217)	(232)
Other assets	(43)	(896)
Accounts payable	2,955	2,056
Accrued expenses	1,264	3,227
Income taxes payable/receivable	9,745	11,645
Excess tax benefits from stock-based payment arrangements	(18,033)	(3,011)
Unearned tuition	23,396	34,932
Deferred lease incentives	1,547	471
Net cash provided by operating activities	88,572	141,772
Cash flows from investing activities:
Purchases of property and equipment	(20,657)	(30,431)
Purchases of marketable securities	(50,969)	(1,085)
Proceeds from the sale of marketable securities	76,785	--
Net cash provided by (used in) investing activities	5,159	(31,516)
Cash flows from financing activities:
Regular common dividends paid	(23,076)	(31,627)
Special common dividends paid	(28,853)	-
Proceeds from exercise of stock options	10,633	6,027
Excess tax benefits from stock-based payment arrangements	18,033	3,011
Repurchase of common stock	(109,125)	(80,088)
Net cash used in financing activities	(132,388)	(102,677)
Net (decrease) increase in cash and cash equivalents	(38,657)	7,579
Cash and cash equivalents – beginning of period	95,036	56,379
Cash and cash equivalents – end of period	$56,379	$63,958

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$811	$2,917

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President, Corporate Communications
703-247-2517
sonya.udler@strayer.edu